BLUE BIRD REPORTS FISCAL 2023
FOURTH QUARTER AND FULL YEAR RECORD RESULTS;
BEATS 2023 GUIDANCE AND RAISES 2024 GUIDANCE

Full Year Net Sales of $1,132.8M, up 41% and GAAP Net Income of $23.8M, up $69.6M
Adjusted EBITDA of $87.9M, up $102.7M with 8,514 Buses Sold, up 25%
FY2024 Adj. EBITDA Guidance Increased to $115M or ~10% Margin

MACON, Ga. (December 11, 2023) – Blue Bird Corporation (“Blue Bird”) (Nasdaq: BLBD), the leader in electric and low-emission school buses, announced today its fiscal 2023 fourth quarter and full year results.

Highlights

(in millions except Unit Sales and EPS data)	Three Months Ended September 30, 2023	B/(W) 2022	Twelve Months Ended September 30, 2023	B/(W) 2022
Unit Sales	2,116	100	8,514	1,692
GAAP Measures:
Revenue	$303.0	$45.3	$1,132.8	$332.2
Net Income	$18.6	$41.7	$23.8	$69.6
Diluted EPS	$0.58	$1.30	$0.74	$2.22
Non-GAAP Measures[1]:
Adjusted EBITDA	$40.7	$57.0	$87.9	$102.7
Adjusted Net Income	$21.3	$42.7	$34.5	$70.5
Adjusted Diluted EPS	$0.66	$1.32	$1.07	$2.22
1 Reconciliation to relevant GAAP metrics shown below

“I am incredibly proud of our team’s progress in transforming our business in 2023, and the outcome of all the hard work is evident in our record financial results,” said Phil Horlock, CEO of Blue Bird Corporation. “The Blue Bird team executed a rigorous transformational plan over the past two years to improve operations and throughput, control fixed costs, recover economics through pricing and expand our leadership position in alternative-powered buses. The market demand for Blue Bird’s school buses remains very strong with approximately 4,600 units in our order backlog. Unit sales in the year were up 25% from a year ago and we grew revenue by an exceptional 41%, to a record $1.13 billion. Adjusted EBITDA was a record $88 million, which is an outstanding increase of $103 million compared with last year, while our Adjusted Free Cash Flow in 2023 was another record high and $144 million better than last year.

In expanding our leadership position in alternative-powered school buses, we achieved outstanding growth in zero-emission EV unit sales, which more than doubled from last year. Additionally, at fiscal-year end, we had almost 600 electric school bus orders in our backlog, representing a 12% mix. We have seen strong growth in EV orders from the EPA’s Clean School Bus Program, which awarded nearly $1 billion in funding from Phase 1 of the program in 2023. We are excited to see the launch of Phase 2 (A and B) of the 5-year program, offering a combined $900M+ in grant and rebate funding for electric school buses. We’ve been working aggressively with our dealers and school districts in submitting applications and we are confident that exciting growth is ahead for Blue Bird on the EV front!

Based on our substantial progress this year and additional visibility into the 2024 operating environment, we increased our full year financial guidance for next year to 10% Adjusted EBITDA and look forward to sustained profitable growth in the coming years, particularly as the global supply chain recovery progresses.”

FY2024 Guidance Increased
“We are very pleased with the FY2023 results, with record Revenues and Adj. EBITDA coming in above guidance” said Razvan Radulescu, CFO of Blue Bird Corporation. “Our business transformation is already generating record levels of profitability compared with historical levels, and more improvements are still to come. With the strong finish to 2023 and better line-of-sight into 2024, we are raising our fiscal 2024 guidance to Net Revenue to $1.15-1.25 Billion, Adj. EBITDA of $105-125 million and Adj. Free Cash Flow of $50-60 million. Additionally, we are reconfirming our long-term outlook of profitable growth towards ~$2 billion in revenues and Adjusted EBITDA margins of 12%+.”

Fiscal 2023 Fourth Quarter Results

Net Sales
Net sales were $303.0 million for the fourth quarter of fiscal 2023, an increase of $45.3 million, or 17.6%, from prior year period. Bus sales increased $41.7 million, reflecting a 12.1% increase in average sales price per unit, resulting from product and mix changes, as well as pricing actions taken by management in response to increased inventory purchase costs, and a 5.0% increase in units booked. In the fourth quarter of fiscal 2023, 2,116 units were booked compared with 2,016 units booked for the same period in fiscal 2022. Additionally, Parts sales increased $3.6 million, or 16.7%, for the fourth quarter of fiscal 2023 compared with the fourth quarter of fiscal 2022. This increase is primarily attributed to pricing actions taken by management to offset increases in purchased parts costs, increased demand due to the aging school bus fleet, as well as product mix.

Gross Profit
Fourth quarter gross profit of $50.0 million represented an increase of $54.4 million from the fourth quarter of last year. The increase was primarily driven by the $45.3 million increase in net sales, discussed above, as well as a decrease of $9.1 million in cost of goods sold, primarily due to certain Bus segment inventory that had an approximate $8.8 million cumulative cost in excess of net realizable value that was recognized as a loss in fiscal 2022 with no similar activity in fiscal 2023.

Net Income
Net income was $18.6 million for the fourth quarter of fiscal 2023, which was a $41.7 million increase compared with the same period last year. The increase was primarily driven by the $54.4 million increase in gross profit, discussed above. Partially offsetting this was the corresponding $13.8 million increase in income tax expense.

Adjusted Net Income
Adjusted net income was $21.3 million, representing an increase of $42.7 million compared with the same period last year, primarily due to the $41.7 million increase in net income, discussed above.

Adjusted EBITDA
Adjusted EBITDA was $40.7 million, which was an increase of $57.0 million compared with the fourth quarter last year. This increase primarily results from the $41.7 million increase in net income as a result of the factors discussed above as well as the corresponding $13.8 million increase in income tax expense.

Full Year Fiscal 2023 Results

Net Sales
Net sales were $1,132.8 million for the twelve months ended September 30, 2023, an increase of $332.2 million, or 41.5%, compared with the same period in fiscal 2022. Bus sales increased $311.1 million, or 43.0%, reflecting a 24.8% increase in units booked and a 14.6% increase in average sales price per unit. There were 8,514 units booked in the twelve months ended September 30, 2023 compared with 6,822 units booked during the same period in fiscal 2022. The increase in units sold was primarily due to constraints in the Company's ability to produce and deliver buses due to shortages of critical components in fiscal 2022. The increase in unit price for fiscal 2023 compared to fiscal 2022 reflects pricing actions taken by management as well as product and customer mix changes. Parts sales increased $21.0 million, or 27.3%, for the twelve months ended September 30, 2023 compared with the twelve months ended October 1, 2022. This increase is primarily attributed to pricing actions taken by management to offset increases in purchased parts costs and increased inventory availability as supply chain constraints began to improve during fiscal 2023 relative to fiscal 2022.

Gross Profit
Gross profit for the twelve months ended September 30, 2023 was $138.9 million, an increase of $102.3 million compared with the same period in the prior year. The increase was primarily driven by the $332.2 million increase in net sales. This was partially offset by an increase of $229.9 million in cost of goods sold, primarily corresponding the increase net sales.

Net Income
Net income was $23.8 million for the twelve months ended September 30, 2023, which was a $69.6 million increase from the same period in the prior year. The increase in net income was primarily driven by the $102.3 million increase in gross profit, discussed above, and a $11.1 million increase in equity in net income of non-consolidated affiliate. These increases were partially offset by a corresponding $20.4 million increase in income tax expense, as well as a $9.9 million increase in SG&A, a $3.3 million increase in interest expense, and a $11.3 million increase in other expense. The increase in SG&A was primarily driven by an increase in labor cost, the increase in interest expense was primarily attributable to higher interest rates in fiscal 2023 compared to fiscal 2022, and the increase in other expense was primarily due to expenses we were required to pay on behalf of several stockholders in connection with their sale of shares of common stock during the twelve months ended September 30, 2023, with no similar expense recorded during the same period of fiscal 2022.

Adjusted Net Income
Adjusted net income for the twelve months ended September 30, 2023 was $34.5 million, an increase of $70.5 million compared with the same period last year, primarily due to the $69.6 million increase in net income, discussed above.

Adjusted EBITDA
Adjusted EBITDA was $87.9 million for the twelve months ended September 30, 2023, an increase of $102.7 million compared with the same period in the prior year. This is primarily due to the $69.6 million increase in net income, discussed above, the corresponding $20.4 million increase in income tax expense, $7.4 million for the stockholder transaction costs discussed above, and a $5.5 million increase in Micro Bird's total interest expense, net; income tax expense or benefit; depreciation expense and amortization expense, which primarily resulted from a $4.2 million increase in income tax expense as a result of Micro Bird reporting net income during fiscal 2023 and a net loss in fiscal 2022.

Conference Call Details

Blue Bird will discuss its fourth quarter 2023 results in a conference call at 4:30 PM ET today. Participants may listen to the audio portion of the conference call either through a live audio webcast on the Company's website or by telephone. The slide presentation and webcast can be accessed via the Investor Relations portion of Blue Bird's website at www.blue-bird.com.

•Webcast participants should log on and register at least 15 minutes prior to the start time on the Investor Relations homepage of Blue Bird’s website at http://investors.blue-bird.com. Click the link in the events box on the Investor Relations landing page.

•Participants desiring audio only should dial 404-975-4839 or 833-470-1428

A replay of the webcast will be available approximately two hours after the call concludes via the same link on Blue Bird’s website.

About Blue Bird Corporation

Blue Bird (NASDAQ: BLBD) is recognized as a technology leader and innovator of school buses since its founding in 1927. Our dedicated team members design, engineer and manufacture school buses with a singular focus on safety, reliability, and durability. Blue Bird buses carry the most precious cargo in the world – the majority of 25 million children twice a day – making us the most trusted brand in the industry. The company is the proven leader in low- and zero-emission school buses with more than 20,000 propane, natural gas, and electric powered buses in operation today. Blue Bird is transforming the student transportation industry through cleaner energy solutions. For more information on Blue Bird's complete product and service portfolio, visit www.blue-bird.com.

Key Non-GAAP Financial Measures We Use to Evaluate Our Performance

This press release includes the following non-GAAP financial measures “Adjusted EBITDA,” "Adjusted EBITDA Margin," "Adjusted Net Income," "Adjusted Diluted Earnings per Share," “Free Cash Flow” and “Adjusted Free Cash Flow”. Adjusted EBITDA and Free Cash Flow are financial metrics that are utilized by management and the board of directors to determine (a) the annual cash bonus payouts, if any, to be made to certain members of management based upon the terms of the Company’s Management Incentive Plan, and (b) whether the performance criteria have been met for the vesting of certain equity awards granted annually to certain members of management based upon the terms of the Company’s Omnibus Equity Incentive Plan. Additionally, consolidated EBITDA, which is an adjusted EBITDA metric defined by our Amended Credit Agreement that could differ from Adjusted EBITDA discussed above as the adjustments to the calculations are not uniform, is used to determine the Company's ongoing compliance with several financial covenant requirements, including being utilized in the denominator of the calculation of the Total Net Leverage Ratio. Accordingly, management views these non-GAAP financial metrics as key for the above purposes and as a useful way to evaluate the performance of our operations as discussed further below.

Adjusted EBITDA is defined as net income or loss prior to interest income; interest expense including the component of operating lease expense (which is presented as a single operating expense in selling, general and administrative expenses in our U.S. GAAP financial statements) that represents interest expense on lease liabilities; income taxes; and depreciation and amortization including the component of operating lease expense (which is presented as a single operating expense in selling, general and administrative expenses in our U.S. GAAP financial statements) that represents amortization charges on right-of-use lease assets; as adjusted for certain non-cash charges or credits that we may record on a recurring basis such as share-based compensation expense and unrealized gains or losses on certain derivative financial instruments; net gains or losses on the disposal of assets as well as certain charges such as (i) significant product design changes; (ii) transaction related costs; (iii) discrete expenses related to major cost cutting and/or operational transformation initiatives; or (iv) costs directly attributed to the COVID-19 pandemic. While certain of the charges that are added back in the Adjusted EBITDA calculation, such as transaction related costs and operational transformation and major product redesign initiatives, represent operating expenses that may be recorded in more than one annual period, the significant project or transaction giving rise to such expenses is not considered to be indicative of the Company’s normal operations. Accordingly, we believe that these, as well as the other credits and charges that comprise the amounts utilized in the determination of Adjusted EBITDA described above, should not be used in evaluating the Company’s ongoing annual operating performance.

We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of net sales. Adjusted EBITDA and Adjusted EBITDA Margin are not measures of performance defined in accordance with U.S. GAAP. The measures are used as a supplement to U.S. GAAP results in evaluating certain aspects of our business, as described below.

We believe that Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share are useful to investors in evaluating our performance because the measures consider the performance of our ongoing operations, excluding decisions made with respect to capital investment, financing, and certain other significant initiatives or transactions as outlined in the preceding paragraph. We believe the non-GAAP measures offer additional financial metrics that, when coupled with the GAAP results and the reconciliation to GAAP results, provide a more complete understanding of our results of operations and the factors and trends affecting our business.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income and Adjusted Diluted Earnings per Share should not be considered as alternatives to net income or GAAP earnings per share as an indicator of our performance or as alternatives to any other measure prescribed by GAAP as there are limitations to using such non-GAAP measures. Although we believe the non-GAAP measures may enhance an evaluation of our operating performance based on recent revenue generation and product/overhead cost control because they exclude the impact of prior decisions made about capital investment, financing, and other expenses, (i) other companies in Blue Bird’s industry may define Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share differently than we do and, as a result, they may not be comparable to similarly titled measures used by other companies in Blue Bird’s industry, and (ii) Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share exclude certain financial information that some may consider important in evaluating our performance.

We compensate for these limitations by providing disclosure of the differences between Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share and GAAP results, including providing a reconciliation to GAAP results, to enable investors to perform their own analysis of our operating results.

Our measures of “Free Cash Flow” and "Adjusted Free Cash Flow" are used in addition to and in conjunction with results presented in accordance with GAAP and free cash flow and adjusted free cash flow should not be relied upon to the exclusion of GAAP financial measures. Free cash flow and adjusted free cash flow reflect an additional way of viewing our liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows. We strongly encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

We define Free Cash Flow as total cash provided by/used in operating activities as adjusted for net cash paid for the acquisition of fixed assets and intangible assets. We use Free Cash Flow, and ratios based on Free Cash Flow, to conduct and evaluate our business because, although it is similar to cash flow from operations, we believe it is a more conservative measure of cash flow since purchases of fixed assets and intangible assets are a necessary component of ongoing operations.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. Specifically, forward-looking statements include statements in this press release regarding guidance, seasonality, product mix and gross profits and may include statements relating to:

•Inherent limitations of internal controls impacting financial statements
•Growth opportunities
•Future profitability
•Ability to expand market share
•Customer demand for certain products
•Economic conditions (including tariffs) that could affect fuel costs, commodity costs, industry size and financial conditions of our dealers and suppliers
•Labor or other constraints on the Company’s ability to maintain a competitive cost structure
•Volatility in the tax base and other funding sources that support the purchase of buses by our end customers
•Lower or higher than anticipated market acceptance for our products
•Other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions

These forward-looking statements are based on information available as of the date of this press release, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. The factors described above, as well as risk factors described in reports filed with the SEC by us (available at www.sec.gov), could cause our actual results to differ materially from estimates or expectations reflected in such forward-looking statements.

Contact:
Mark Benfield
Investor Relations
(478) 822-2315
Mark.Benfield@blue-bird.com

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(in thousands of dollars, except for share data)	September 30, 2023	October 1, 2022
Assets
Current assets
Cash and cash equivalents	$78,988	$10,479
Accounts receivable, net	12,574	12,534
Inventories	135,286	142,977
Other current assets	9,215	8,486
Total current assets	$236,063	$174,476
Property, plant and equipment, net	95,101	100,608
Goodwill	18,825	18,825
Intangible assets, net	45,424	47,433
Equity investment in affiliate	17,619	10,659
Deferred tax assets	2,182	10,907
Finance lease right-of-use assets	1,034	1,736
Other assets	1,518	1,482
Total assets	$417,766	$366,126
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$137,140	$107,937
Warranty	6,711	6,685
Accrued expenses	32,894	16,386
Deferred warranty income	8,101	7,205
Finance lease obligations	583	566
Other current liabilities	24,391	6,195
Current portion of long-term debt	19,800	19,800
Total current liabilities	$229,620	$164,774
Long-term liabilities
Revolving credit facility	$—	$20,000
Long-term debt	110,544	130,390
Warranty	8,723	9,285
Deferred warranty income	15,022	11,590
Deferred tax liabilities	2,513	—
Finance lease obligations	987	1,574
Other liabilities	7,955	11,107
Pension	2,404	16,024
Total long-term liabilities	$148,148	$199,970
Stockholders' equity
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, 0 shares outstanding at September 30, 2023 and October 1, 2022	$—	$—
Common stock, $0.0001 par value, 100,000,000 shares authorized, 32,165,225 and 32,024,911 shares outstanding at September 30, 2023 and October 1, 2022, respectively	3	3
Additional paid-in capital	177,861	173,103
Accumulated deficit	(55,700)	(79,512)
Accumulated other comprehensive loss	(31,884)	(41,930)
Treasury stock, at cost, 1,782,568 shares at September 30, 2023 and October 1, 2022	(50,282)	(50,282)
Total stockholders' equity	$39,998	$1,382
Total liabilities and stockholders' equity	$417,766	$366,126

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
(in thousands of dollars except for share data)	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
Net sales	$302,963	$257,672	$1,132,793	$800,637
Cost of goods sold	252,969	262,073	993,943	764,091
Gross profit (loss)	$49,994	$(4,401)	$138,850	$36,546
Operating expenses
Selling, general and administrative expenses	20,828	18,650	87,193	77,246
Operating profit (loss)	$29,166	$(23,051)	$51,657	$(40,700)
Interest expense	(4,117)	(5,194)	(18,012)	(14,675)
Interest income	746	9	1,004	9
Other (expense) income, net	(1,308)	732	(8,307)	2,947
Loss on debt modification	—	(71)	(537)	(632)
Income (loss) before income taxes	$24,487	$(27,575)	$25,805	$(53,051)
Income tax (expense) benefit	(8,661)	5,134	(8,953)	11,451
Equity in net income (loss) of non-consolidated affiliate	2,792	(654)	6,960	(4,159)
Net income (loss)	$18,618	$(23,095)	$23,812	$(45,759)

Earnings (loss) per share:
Basic weighted average shares outstanding	32,153,959	32,022,690	32,071,940	31,020,399
Diluted weighted average shares outstanding	32,364,765	32,022,690	32,258,652	31,020,399
Basic earnings (loss) per share	$0.58	$(0.72)	$0.74	$(1.48)
Diluted earnings (loss) per share	$0.58	$(0.72)	$0.74	$(1.48)

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended
(in thousands of dollars)	September 30, 2023	October 1, 2022
Cash flows from operating activities
Net income (loss)	$23,812	$(45,759)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization expense	15,978	14,050
Non-cash interest expense	1,470	3,400
Share-based compensation expense	4,173	3,690
Equity in net (income) loss of non-consolidated affiliate	(6,960)	4,159
Loss on disposal of fixed assets	64	15
Impairment of fixed assets	—	1,354
Lower of cost or net realizable value loss	—	8,752
Deferred income tax expense (benefit)	8,065	(11,071)
Amortization of deferred actuarial pension losses	1,195	3,768
Loss on debt modification	537	632
Changes in assets and liabilities:
Accounts receivable	(40)	(2,567)
Inventories	7,691	(26,523)
Other assets	453	1,913
Accounts payable	28,712	35,075
Accrued expenses, pension and other liabilities	34,778	(15,325)
Total adjustments	$96,116	$21,322
Total cash provided by (used in) operating activities	$119,928	$(24,437)
Cash flows from investing activities
Cash paid for fixed assets	$(8,520)	$(6,453)
Total cash used in investing activities	$(8,520)	$(6,453)
Cash flows from financing activities
Revolving credit facility borrowings	$45,000	$135,000
Revolving credit facility repayments	(65,000)	(160,000)
Term loan repayments	(19,800)	(14,850)
Principal payments on finance leases	(570)	(1,132)
Cash paid for debt costs	(3,272)	(2,751)
Sale of common stock	—	75,000
Cash paid for common stock issuance costs	—	(202)
Repurchase of common stock in connection with stock award exercises	(376)	(1,708)
Cash received from stock option exercises	1,119	303
Total cash (used in) provided by financing activities	$(42,899)	$29,660
Change in cash, cash equivalents, and restricted cash	68,509	(1,230)
Cash, cash equivalents, and restricted cash at beginning of period	10,479	11,709
Cash, cash equivalents, and restricted cash at end of period	$78,988	$10,479

Supplemental disclosures of cash flow information
Cash paid or received during the period:
Interest paid, net of interest received	$15,049	$15,171
Income tax received, net of tax refunds	(29)	(79)
Non-cash investing and financing activities:
Accrued capital additions to property, plant and equipment and other current assets for capitalized intangible assets	$941	$948
Right-of-use assets obtained in exchange for operating lease obligations	626	1,424
Finance lease right-of-use assets removed due to non-renewal of lease	—	(2,451)
Finance lease obligations removed due to non-renewal of lease	—	2,593

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three Months Ended		Twelve Months Ended
(in thousands of dollars)	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
Net income (loss)	$18,618	$(23,095)	$23,812	$(45,759)
Adjustments:
Interest expense, net (1)	3,457	5,277	17,380	14,973
Income tax expense (benefit)	8,661	(5,134)	8,953	(11,451)
Depreciation, amortization, and disposals (2)	4,437	4,425	17,914	15,212
Operational transformation initiatives	624	1,562	1,757	7,213
Loss on debt modification	—	71	537	632
Share-based compensation expense	1,944	537	4,173	3,690
Product redesign initiatives	—	—	—	549
Stockholder transaction costs	1,119	—	7,371	—
Micro Bird total interest expense, net; income tax expense or benefit; depreciation expense and amortization expense	1,850	117	5,456	(90)
Other	—	—	574	285
Adjusted EBITDA	$40,710	$(16,240)	$87,927	$(14,746)
Adjusted EBITDA Margin (percentage of net sales)	13.4%	(6.3)%	7.8%	(1.8)%

(1) Includes $0.1 million for both three months ended September 30, 2023 and October 1, 2022, and $0.4 million and $0.3 million for the twelve months ended September 30, 2023 and October 1, 2022, respectively, representing interest expense on operating lease liabilities, which are a component of lease expense and presented as a single operating expense in selling, general and administrative expenses on our Condensed Consolidated Statements of Operations.
(2) Includes $0.5 million and $0.2 million for the three months ended September 30, 2023 and October 1, 2022, respectively, and $1.8 million and $1.1 million for the twelve months ended September 30, 2023 and October 1, 2022, respectively representing amortization charges on right-of-use lease assets, which are a component of lease expense and presented as a single operating expense in selling, general and administrative expenses on our Condensed Consolidated Statements of Operations.

Reconciliation of Free Cash Flow to Adjusted Free Cash Flow

	Three Months Ended		Twelve Months Ended
(in thousands of dollars)	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
Net cash provided by (used in) operating activities	$35,797	$30,014	$119,928	$(24,437)
Cash paid for fixed assets	(2,130)	(1,705)	(8,520)	(6,453)
Free cash flow	$33,667	$28,309	$111,408	$(30,890)
Cash paid for product redesign initiatives	—	—	—	549
Cash paid for operational transformation initiatives	624	1,562	1,757	7,213
Cash paid for stockholder transaction costs	1,119	—	7,371	—
Cash paid for other items	—	—	574	285
Adjusted free cash flow	35,410	29,871	121,110	(22,843)

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)

	Three Months Ended		Twelve Months Ended
(in thousands of dollars)	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
Net income (loss)	$18,618	$(23,095)	$23,812	$(45,759)
Adjustments, net of tax benefit or expense (1)
Operational transformation initiatives	462	1,234	1,300	5,698
Product redesign initiatives	—	—	—	434
Share-based compensation expense	1,439	424	3,088	2,915
Stockholder transaction costs	828	—	5,455	—
Loss on debt modification	—	56	397	499
Other	—	—	425	225
Adjusted net income (loss), non-GAAP	$21,347	$(21,381)	34,477	(35,988)

(1) Amounts are net of estimated tax rates of 26% for the three and twelve months ended September 30, 2023, and 21% for the three and twelve months ended October 1, 2022.

Reconciliation of Diluted EPS to Adjusted Diluted EPS

	Three Months Ended		Twelve Months Ended
	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
Diluted earnings (loss) per share	$0.58	$(0.72)	$0.74	$(1.48)
One-time charge adjustments, net of tax benefit or expense	0.08	0.06	0.33	0.33
Adjusted diluted earnings (loss) per share, non-GAAP	$0.66	$(0.66)	$1.07	$(1.15)
Adjusted weighted average dilutive shares outstanding	32,364,765	32,306,574	32,258,652	31,233,401